EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
January 5, 2018

Contact:    Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES THE
 REDEMPTION OF ITS 4.500% SENIOR NOTES DUE 2022

New York, NY – PVH Corp. [NYSE: PVH] today announced that it has redeemed all of the $700 million of its 4.500% senior notes due 2022 (the "2022 Notes"), using the net proceeds from its offering of €600 million principal amount of 3.125% senior notes due 2027 (the "2027 Notes"), which closed on December 21, 2017, together with certain cash on hand, to fund the redemption. The Company had announced on December 6, 2017 that it had launched the offering of the 2027 Notes and delivered a Conditional Notice of Redemption for the 2022 Notes.

About PVH Corp.
With a history going back over 135 years, PVH has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 35,000 associates operating in over 40 countries and over $8 billion in annual revenues. We own the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands, as well as the digital-centric True & Co. intimates brand, and market a variety of goods under these and other nationally and internationally known owned and licensed brands.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International Limited.